Exhibit 21.1
List of Subsidiaries*
Cole REIT III Operating Partnership, LP, a Delaware limited partnership
CREInvestments, LLC, a Maryland limited liability company

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*Does not include subsidiaries of Cole REIT III Operating Partnership, LP that hold investment assets.